FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces Filing of
Request for International Arbitration Against Venezuela

HOUSTON, January 16, 2015 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that its affiliates, HNR Finance B.V. (Harvest BV) and Harvest Vinccler S.C.A. (HVSCA), have submitted a Request for Arbitration against the Government of the Bolivarian Republic of Venezuela before the International Centre for Settlement of Investment Disputes (ICSID) regarding Harvest BV’s interest in Venezuela and violations by the Government of Venezuela of the Netherlands – Venezuela Bilateral Investment Treaty. ICSID is an international arbitration institution sponsored by the World Bank in Washington D.C. The Harvest BV equity owners unaffiliated with the Company, including Petroandina Resources Corporation N.V. and Oil & Gas Technology Consultants (Netherlands) Cooperatie U.A. are not parties to the Request for Arbitration.

James A. Edmiston, President and CEO of Harvest, said: “Over the past decade, the Venezuelan Government has violated Harvest’s rights as an investor by systematically thwarting the development of Harvest’s investment in Venezuela as well as the Company’s ability to sell its interests there. Since its initial investment in Venezuela, Harvest has acted in good faith, complied with its contractual obligations and supported the operations of both our pre-existing Operating Service Agreement and Petrodelta while attempting to resolve our disputes with the Venezuelan Government and PDVSA affiliates. To date, Harvest’s efforts to resolve these disputes in a manner that would allow us to realize the value of our investment in Venezuela for the benefit of our stockholders have been unsuccessful. Harvest’s two attempts to sell its remaining interests in Venezuela, both of which were fully vetted with the appropriate authorities prior to undertaking either transaction, ended in the imposition of wholly unreasonable and extra-contractual conditions on the sale by Venezuela authorities, directly leading to the failure of both transactions.”

Edmiston continued: “Having exhausted all alternatives to protect Harvest’s shareholders, we are now regrettably forced to exercise our right to submit this dispute to ICSID arbitration to protect the value of Harvest’s investment in Venezuela. This is not the outcome of our 22 years in Venezuela that we envisioned or desired, but is the only means left to Harvest to protect our investment. As always, we remain receptive to an urgent solution, reached in good faith dialogue, between the parties. However, the recent failure of our latest sale of our interests in Venezuela requires that the Company take urgent action with respect to our Venezuelan investments, and to the Company’s liquidity and strategy as a whole. In addition to exercising Harvest’s rights for protection under the Treaty, Harvest will take any legal action necessary to protect the Company’s investment and assets against possible actions by third parties or agents who are not directly involved with the Company’s interests in Venezuela.”

Later today, the Company will file a Form 8-K which will include more information regarding the Request for Arbitration filed with ICSID.

Conference Call

Harvest will hold a conference call at 10:00 a.m. CST on Tuesday, January 20, 2015.  The conference leader will be James A. Edmiston, President and Chief Executive Officer.  To access the conference call, dial 785-830-1997 or 800-723-6575, five to ten minutes prior to the start time.  At that time you will be asked to provide the conference number, which is 8506893.  A recording of the conference call will also be available for replay at 719-457-0820 or 888-203-1112, passcode 8506893, through January 23, 2015.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon and a business development office in Singapore.  For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.